CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 27, 2014, accompanying the financial statements of Investment Grade Income Trust, 7+ Year Series 16 (included in Van Kampen Unit Trusts, Taxable Income Series 374) as of January 31, 2014, and for the period from February 17, 2012 (date of deposit) through January 31, 2013 and for the year ended January 31, 2014 and the financial highlights for the period from February 17, 2012 (date of deposit) through January 31, 2013 and for the year ended January 31, 2014, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-177303) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 27, 2014